Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-271015
Prospectus Supplement No. 4
(To Prospectus dated July 5, 2023)
INTUITIVE MACHINES, INC.
This prospectus supplement updates, amends and supplements the prospectus dated July 5, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-271015). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 26, 2023, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Intuitive Machines, Inc.’s Class A Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “LUNR.” On December 26, 2023, the closing price of our Class A Common Stock was $2.43 per share.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company” beginning on page 5 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is December 27, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2023

INTUITIVE MACHINES, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	001-40823	36-5056189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13467 Columbia Shuttle Street Houston, TX 77059	77058
(Address of Principal Executive Offices)	(Zip Code)

(281) 520-3703
(Registrant’s Telephone Number, Including Area Code)

3700 Bay Area Blvd, Suite 600 Houston, TX
(Former Name or Former Address, if Changed Since Last Report )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b)-2 of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	LUNR	The Nasdaq Stock Market LLC
Warrants to purchase one share of Class A Common Stock, each at an exercise price of $11.50 per share	LUNRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leadership Changes - Appointment of Chief Operating Officer, Resignation of Chief Financial Officer and Appointment of Interim Chief Financial Officer.

On December 21, 2023, the Board of Directors (the “Board”) of Intuitive Machines, Inc. (the “Company”), made the following changes to its leadership team structure to better support the Company’s near and long-term growth objectives.

Peter McGrath, II, will assume the role of Senior Vice President and Chief Operating Officer of the Company, effective January 2, 2024. In his new role, Mr. McGrath will focus on execution of the long-term vison and strategy of the Company via overseeing the daily operations of the business. Mr. McGrath, who is 56 years old, has served as Vice President of Business Development of the Company since 2020. Mr. McGrath has over 34 years of aerospace project and program management, capture management, and business development experience. Mr. McGrath has spent his career leading and supporting programs with NASA, Army and Air Force and worked on both International and Commercial programs while at Boeing. Mr. McGrath worked at Boeing from 1989 to 2020, with his last position being Director, Global Sales & Marketing in the Space Exploration Business Unit.

As part of this appointment, Mr. McGrath’s base salary will be $375,000 and he will be eligible to participate in the Company’s bonus and annual incentive plan through the Company’s annual process. There is no arrangement or understanding between Mr. McGrath and any other persons or entities pursuant to which Mr. McGrath was appointed as the Chief Operating Officer. There is no family relationship between Mr. McGrath and any member of the Board or any executive officer of the Company, and there are no transactions between the Company and Mr. McGrath that require disclosure under Item 404(a) of Regulation S-K.

Resignation of Chief Financial Officer

Additionally, on December 21, 2023, Erik Sallee, the Chief Financial Officer of the Company informed the Company of his intention to resign from his position with the Company and its subsidiaries, effective as of January 26, 2023, for family and personal reasons and to pursue other business opportunities in California. Mr. Sallee’s resignation is not the result of any disagreement with the Company regarding any financial, accounting, or other matters and the Company wishes him well.

Appointment of Interim Chief Financial Officer

In connection with Mr. Sallee’s resignation, on December 21, 2023, the Board appointed Steven Vontur, the current Controller and Principal Accounting Officer of the Company, to serve as the Company’s Interim Chief Financial Officer, effective as of January 26, 2024. Mr. Vontur will serve in this capacity until a permanent Chief Financial Officer is appointed. Mr. Vontur will also continue to serve as Controller of the Company. Mr. Vontur, who is 53 years old, joined the Company in 2022 as the Controller and has a wide range of financial and accounting expertise. As the Controller, Mr. Vontur is responsible for quarterly filings with the SEC, as well as managing the periodic financial close process. Prior to serving as the Controller of the Company, Mr. Vontur was the Senior Director of Corporate Accounting at Shimmick, Inc. from 2021 to 2022 and a Project Consultant at Resources Connection, Inc. from 2020 to 2021. Mr. Vontur worked at KBR, Inc., in various positions since 2004, with his last position being Director of Finance - SEC Reporting, Consolidations and Financial Controls. Prior to KBR, Inc., Mr. Vontur worked at Ernst & Young, LLP. The Company has initiated a search process to identity and appoint a new permanent Chief Financial Officer.

In connection with his appointment as Interim Chief Financial Officer, Mr. Vontur’s annual salary will increase to $300,000 beginning on January 26, 2024. In addition, as of December 26, 2024, Mr. Vontur will receive an award of 25,000 restricted stock units pursuant to the Company’s 2023 Long Term Omnibus Incentive Plan, which will vest upon the one-year anniversary of the grant date. There is no arrangement or understanding between Mr. Vontur and any other persons or entities pursuant to which Mr. Vontur was appointed as the Interim Chief Financial Officer. There is no family relationship between Mr. Vontur and any member of the Board or any executive officer of the Company, and there are no transactions between the Company and Mr. Vontur that require disclosure under Item 404(a) of Regulation S-K.

Mr. McGrath and Mr. Vontur will report directly to Steve Altemus, Chief Executive Officer and President of the Company.

Item 7.01 Regulation FD Disclosure.

On December 26, 2023, the Company issued a press release announcing the foregoing leadership changes. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated in this Item 7.01 by reference.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated as of December 26, 2023.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTUITIVE MACHINES, INC.

Date: December 26, 2023	By:	/s/ Steve Altemus
		Name:	Steve Altemus
		Title:	Chief Executive Officer and President